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                                                                  Exhibit (p)(2)



                        INTRUST FINANCIAL SERVICES, INC.
                                 CODE OF ETHICS

1.       STATEMENT OF STANDARDS

         This Code of Ethics (the "Code") sets forth the basic policies of ethical conduct for all directors, officers and employees of INTRUST Financial Services, Inc. (the "Firm").

         The foundation of this Code consists of basic standards of conduct including, but not limited to, the avoidance of conflicts between personal interests and interests of the Firm or its clients. To this end, directors, officers and employees of the Firm should understand and adhere to the following ethical standards:

         (A)      THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF FIRM'S CLIENTS
                  FIRST;

                  This duty requires that the directors, officers and employees of the Firm avoid serving their own personal interests ahead of the interests of the Firm's clients.

         (B) THE DUTY TO ENSURE THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED IN A MANNER THAT IS CONSISTENT WITH THIS CODE TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF SUCH DIRECTORS, OFFICERS AND EMPLOYEES POSITION OF TRUST AND RESPONSIBILITY; AND

                  The directors, officers and employees of the Firm should study this Code and ensure that they understand its requirements. They should conduct their activities in a manner that not only achieves technical compliance with this Code but also abides by its spirit and principles.

         (C) THE DUTY TO ENSURE THAT THE DIRECTORS, OFFICERS AND EMPLOYEES OF THE FIRM DO NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITION WITH THE FIRM.

                  Directors, officers and employees engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with the Firm. They should avoid situations that might compromise their judgment (e.g., the receipt of perquisites, gifts of more than de minimis value or unusual investment opportunities from persons doing or seeking to do business with the Firm).

2.       DEFINITIONS

         A.       "Advisory Representative" means:

                  a. any partner, officer or director of the firm;

                  b. any employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose
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                     functions or duties relate to the determination of which
                     recommendation shall be made;

                  c. any employee who, in connection with his duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations, or who has access to such recommendations that are nonpublic;

                  d. and any of the following persons who obtain information concerning securities recommendations being made by such investment advisor or information concerning such recommendations:

                         - any natural person in a control relationship with either the firm or a registered investment company that is advised by the firm;

                         - or any employee of the Firm, or of an affiliate of the Firm who is an access person of a registered investment company that is advised by the Firm.


     B. "Beneficial ownership" will be interpreted to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

     C. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" generally means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.

     D. "Covered Security" means any security other than direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares of registered open-end investment companies not managed by IFS, and units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

     E. "Covered Persons" means directors, officers and employees of INTRUST Financial Services, Inc.


     F. An "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     G. "Portfolio Manager" means: any employee of the Firm who occupies the position of portfolio manager with respect to the clients of the Firm or who executes or helps execute the purchase or sale of a security by, or on behalf of the Firm.

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     H. A "limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

     I. "Purchase or sale" for purposes of this Code of Ethics includes, among other things, the writing of an option to purchase or sell a security.


3.     RESTRICTIONS APPLICABLE TO COVERED PERSONS

Covered Persons may have access to information about Funds that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, Fund portfolios, information concerning certain under-writings of broker/dealers affiliated with a Fund that may be deemed to be "MATERIAL INSIDE INFORMATION", and information which involves a merger or acquisition that has not been disclosed to the public.

"MATERIAL INSIDE INFORMATION" IS DEFINED AS ANY INFORMATION ABOUT A COMPANY WHICH HAS NOT BEEN DISCLOSED TO THE GENERAL PUBLIC AND WHICH EITHER A REASONABLE PERSON WOULD DEEM TO BE IMPORTANT IN MAKING AN INVESTMENT DECISION OR THE DISSEMINATION OF WHICH IS LIKELY TO IMPACT THE MARKET PRICE OF THE COMPANY'S SECURITIES.

Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.

In addition, Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any affiliated person of an investment adviser to a fund, in connection with purchase or sale by such person of a security held or to be acquired by the fund:

               (1) To employ any device, scheme or artifice to defraud the Trust or a Fund;

               (2) To make to the Trust any untrue statement of a material fact or omit to state to the Trust or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

               (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or a Fund; or

               (4) To engage in any manipulative practice with respect to the Trust or a Fund.




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4.   REPORTING REQUIREMENTS

     A. Reporting. Each advisory representative of the Firm, shall submit the following reports in the forms attached hereto as Exhibits A-C to the person designated by the Board of the Firm to administer this Code showing all transactions in covered securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

               (1) Initial Holding Report. Exhibit A or the information required by Exhibit A shall initially be filed no later than 45 days after that person becomes an advisory representative or portfolio manager of the Firm.

               (2) Periodic Reports. Exhibit B or the information required by Exhibit B shall be filed no later than 30 days after the end of each calendar quarter, but transactions over which such advisory representative or portfolio manager had no direct or indirect influence or control need not be reported.

               (3) Annual Report. Exhibit C or the information required by Exhibit C must be submitted by each advisory representative or portfolio manager within 45 days after the end of each calendar year.

               (4) Duplicate Statements & Confirms. Advisory representatives and portfolio managers must make arrangements to have duplicate broker trade confirmations and account statements sent to the Chief Compliance Officer.

     B. Exceptions From Reporting. Rule 204A-1 permits three exceptions to personal securities reporting. No reports are required:

                    1. With respect to transactions effected pursuant to an automatic investment plan;

                    2. With respect to securities held in accounts over which the covered person had no direct or indirect influence or control

                    3. In the case that IFS has only one covered person, so long as the firm maintains records of the holdings and transactions required.

     C. Notification. The Chief Compliance Officer of IFS, who will administer this Code shall notify each advisory representative of the Firm who may be required to make reports pursuant to this Code of Ethics that such person is subject to reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

The Chief Compliance Officer designated by the Board of the Firm to administer this Code must obtain the approval of the Board of any Registered Investment Company for any material change to this Code no later than six months after the adoption of the material change and shall

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be responsible for certifying annually to the Board of any Registered Investment
Company regarding material violations of the Code and the adoption of policies reasonably necessary to prevent violations of the Code. The Firm shall retain a copy of the annual certification for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

5.   REVIEW AND ENFORCEMENT

     A. Review.

        (1) The Chief Compliance Officer designated by the Board of the Firm to administer this Code will have primary responsibility for enforcing IFS's Code of Ethics and shall from time to time review the reported personal securities transactions of advisory representatives for compliance with the requirements of this Code of Ethics. The review will assess whether the covered person is trading for his/her own account in the same securities he/she is trading for clients, periodically analyze the access person's trading for patterns that may indicate abuse, including market timing, and investigate any substantial disparities between the quality of performance and percentage of trades that are profitable when the access person trades for his/her own account and when he/she trades for clients.

        (2) The Chief Compliance Officer designated by the Board of the Firm to administer this Code determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer designated by the Board of the Firm to administer this Code may give such person an opportunity to supply additional information regarding the transaction in question.

     B. Enforcement.

        (1) If the Chief Compliance Officer designated by the Board of the Firm to administer this Code determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation to the Board of Directors of the Firm. The Directors, with the exception of any person whose transaction is under consideration, shall take such actions, as they consider appropriate, including imposition of any sanctions that they consider appropriate.

        (2) No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself.

        (3) Violations must be reported to IFS's Chief Compliance Officer promptly. Through training of the code, covered persons will have a meaningful understanding of the importance of the code and of the consequences of violating it.

6.   RESTRICTIONS

     Initial Public Offerings and Limited Offerings. No advisory representative may acquire any direct or indirect beneficial ownership in any securities in an initial public offering

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or in a limited offering unless the President of the Firm, or the Chief
Compliance Officer has authorized the transaction in advance.

     Preclearance. No advisory representative shall purchase or sell, directly or indirectly any Covered Security:

     - Which the advisory representative knows or should have known is, at the time of the purchase or sale, being considered for purchase or sale by, or on behalf of the Firm;

     - Which the advisory representative knows or should have known is, at the time of the purchase or sale, being purchased or sold by, or on behalf of the Firm;

     - On a day during which, the advisory representative knows or should have known, the firm has a "buy" or "sell" order pending

An Advisory Representative may not purchase or sell, directly or indirectly any Covered Security unless the President of the Firm, or the Chief Compliance Officer, has approved a written request relating to such purchase or sale within three days prior to the execution of the transaction and such approval has not been rescinded. Neither the President of the Firm nor his or her designee shall grant preclearance for a transaction in a Covered Security if, to their knowledge, the Firm has a pending buy or sell order for that security or a closely related security. Preclearance is not required for purchases or sales of shares of INTRUST Financial Corporation stock.

7.   RECORDS

     The Firm shall maintain records in the manner and to the extent set forth below:

     - A copy of this Code of Ethics and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     - A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the year in which the violation occurs;

     - A copy of each report made pursuant to this Code of Ethics by an advisory representative, including any information provided in lieu of reports, shall be preserved by the Firm for a period of not less than five years from the end of the calendar year in which it is made, the first two years in an easily accessible place;

     - A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;


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     -    Covered person's acknowledgement of the code must be kept for five years after the person ceases to be a covered person. A list must include every person who was a covered person at any time within the past five years, even if come of them are no longer covered persons of IFS;

     - The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities that were a part of an Initial Public Offering or a Limited Offering for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

8.   MISCELLANEOUS

     A. Confidentiality. All reports of securities transactions and any other information provided by any person pursuant to this Code of Ethics shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

     B. Educating Employees About the Code of Ethics. IFS will provide each covered person with a copy of the code of ethics and any amendments. Each covered person will be required to acknowledge in writing his/her receipt of the documents and to certify that they have read and understood the code of ethics. The Chief Compliance Officer will conduct periodic orientation or training sessions with new and existing employees to remind them of their obligations under the code.

     C. Amendment; Interpretation of Provisions. The Board of Directors of the Firm may from time to time amend this Code of Ethics or adopt such interpretations of this Code of Ethics, as they deem appropriate.



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                        INTRUST FINANCIAL SERVICES, INC.
                          CODE OF ETHICS CERTIFICATION




     The undersigned hereby certifies on behalf of INTRUST Financial Services, Inc. (the "Firm"), to the Board of Trustees of the American Independence Funds Trust pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940 and 204A-1 under the Advisers Act, that the Firm has adopted procedures that are reasonably necessary to prevent advisory representatives from violating its Code of Ethics.


Date:  ______________________                __________________________________
                                             President









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                                    EXHIBIT A

                             Initial Holdings Report



     As of the below date, I maintained the following accounts which held securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm's Code of
Ethics:







     As of the below date, I held the following position in these covered securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm's Code of
Ethics:


                       NO. OF            PRINCIPAL         BROKER/DEALER WHERE
       SECURITY        SHARES             AMOUNT             ACCOUNT IS HELD
       --------        ------             ------             ---------------




     Note: this report (i) excludes holdings, with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.



Date:  ____________________________             Signature:  __________________


                                       A-1


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                                    EXHIBIT B

                          Securities Transaction Report

For the Calendar Quarter Ended _________________

     During the quarter referred to above, the following transactions were effected in covered securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm's Code of Ethics:

                                                                                    NATURE OF
              SECURITY                                            PRINCIPAL        TRANSACTION                  ACCOUNT WHERE THE
 (INCLUDING INTEREST AND MATURITY       DATE OF         NO. OF    AMOUNT OF         (PURCHASE,                   TRANSACTION WAS
           DATE, IF ANY)              TRANSACTION       SHARES   TRANSACTION       SALE, OTHER)       PRICE          EFFECTED
           -------------              -----------       ------   -----------       ------------       -----          --------



                          Account Establishment Report

For the Calendar Quarter Ended _________________

     During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect beneficial ownership, and is required to be reported pursuant to the Firm's Code of Ethics:


                          BROKER/DEALER OR
                             BANK WHERE                      DATE
                            ACCOUNT WAS                  ACCOUNT WAS
                            ESTABLISHED                  ESTABLISHED




Date:  ____________________________        Signature:  ________________________
       Note: If you had no transaction to report during the quarter, please write "none" on the form, sign it and submit it. This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.


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                                    EXHIBIT C


                             Annual Holdings Report



     As of December 31, ___, I held the following positions in securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm's Code of Ethics:


                                                          BROKER/DEALER OR
                         NO. OF         PRINCIPAL             BANK WHERE
         SECURITY        SHARES           AMOUNT            ACCOUNT IS HELD
         --------        ------           ------            ---------------






Date:  ___________________                   Signature:  ____________________